Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Education Management Corporation Omnibus Long-Term Incentive Plan, of our report dated August 28, 2009 (except for Note 15, as to which the date is September 30, 2009) with respect to the consolidated financial statements and schedule of Education Management Corporation and Subsidiaries included in its Registration Statement on Form S-1 (File No. 333-148259), as amended, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
October 2, 2009